Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300 bende@comforce.com

For Immediate Release

December 21, 2005

COMFORCE CORPORATION ANNOUNCES

NOTE REPURCHASES

Woodbury, NY – December 21, 2005— COMFORCE Corporation (AMEX: CFS) a leading provider of high-tech professional staffing, consulting and outsourcing services, today announced that it had repurchased $5.5 million principal amount of its 12% Senior Notes due December 1, 2007. The Company effectuated these repurchases utilizing availability under its bank credit facility. Since June 2000, the Company has reduced its public debt from $138.8 million to $46.3 million.

COMMENTS FROM MANAGEMENT

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “We are pleased to announce another significant repurchase of our higher interest rate debt. We are continuing to work with our financial advisers to examine all appropriate alternatives to refinance our 12% Senior Notes and further improve our capital structure.”

Mr. Fanning continued, “Despite our commitment to further improving our capital structure, we will not enter into obligations that we do not view as being in the best interest of our shareholders. Our 12% Senior Notes do not mature for almost two years, and if we find that market conditions are not conducive to a favorable refinancing at this time, we are fully prepared to wait until market conditions improve.”

ABOUT COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments- Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Technical Services, Information Technology (IT), Telecom, and

Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-seven (37) offices nationwide.

To view the Company’s web page visit http://www.comforce.com

Various statements made in this release concerning the Company’s expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally, which could heighten competition among staffing companies and negatively impact revenues and margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the standards under which the Company must evaluate annually the recoverability of goodwill on its books which create a greater likelihood that the Company may be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Item 2 of the Company’s 10-Q for the quarter ended September 26, 2005 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.